UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2009

SMITHFIELD FOODS, INC.

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On Sunday, July 5, 2009, a fire occurred at the primary manufacturing facility of Patrick Cudahy, Incorporated (“Patrick Cudahy”) in Cudahy, WI.  The fire damaged a portion of the facility’s production space and required the temporary cessation of operations, but did not consume the entire facility. The products produced at the facility include precooked and traditional bacon, dry sausage, ham and sliced meats. Patrick Cudahy is a wholly-owned subsidiary of Smithfield Foods, Inc. (the “Company”) and its operating results are reported the Pork segment. Annual revenues for Patrick Cudahy’s packaged meats business have exceeded $450 million in recent years.

The Company maintains comprehensive general liability and property insurance, including business interruption insurance, with loss limits that it believes will provide substantial and broad coverage for the currently foreseeable losses arising from this accident.  The Company anticipates that it will incur modest costs related to deductibles under available insurance policies, as well as other one-time costs that are not currently expected to be material.

From the date of the fire until July 14, 2009, the Company worked with local fire and safety authorities to extinguish the fire and secure the safety of employees, third parties and property located in close proximity to the facility. The Company is currently evaluating the damage resulting from the fire.  There are some areas of the facility, including some production space, that were not damaged by the fire.

The Company has resumed limited production activities in undamaged portions of the plant, including its distribution center, and has taken steps to address the supply needs for Patrick Cudahy products by shifting production to other Company facilities.

The Company continues to analyze the expected impacts of the fire, and will share additional details in connection with its fiscal 2010 first quarter earnings release, which is scheduled for release on September 8, 2009.  Based on management’s current assessment of production options, the expected levels of insurance proceeds, and the estimated potential amount of losses and impact on the Patrick Cudahy brands, which continue to be reviewed, the Company does not believe that the fire will have a material adverse effect on its results of operations, financial condition or liquidity in fiscal 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: July 14, 2009	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary